Exhibit 99.1

Sonder Holdings Inc. Appoints Adam K. Bowen as Chief Accounting Officer

THORNTON, Colo. – October 3, 2023 – Sonder Holdings Inc. (NASDAQ: SOND), a leading next-generation hospitality company that is redefining the guest experience through technology and design, announced today the appointment of Adam K. Bowen as Chief Accounting Officer, effective October 9, 2023.

Bowen has over 18 years of experience, most recently serving as Vice President & Chief Accounting Officer for BlueLinx Holdings Inc., where he was responsible for the company’s record to report functions including consolidations and financial reporting, SEC reporting, corporate tax, financial systems, internal controls, and enterprise risk management. Bowen has also served at companies including Abbott Laboratories, KPMG LLP, and Southern Company, and is an Adjunct Instructor of Accounting at Kennesaw State University.

“I’m thrilled to welcome Adam to Sonder, where he will oversee all accounting functions, including financial reporting and controls, as well as taxation. His deep domain expertise in accounting practice and public companies, as well as his proven leadership experience will be valuable assets as we continue executing on our plan to achieve sustainable cash flow positivity as soon as possible,” said Dominique Bourgault, Chief Financial Officer at Sonder.
"Sonder is a very exciting business and I’m delighted to be joining the company during this important phase of its journey,” said Bowen, Sonder’s incoming Chief Accounting Officer. “Sonder’s focus on innovation, technology, and design is revolutionizing hospitality in markets around the world. I’m looking forward to working with Dom and the entire Sonder team in continuing the important work of building world-class accounting functions.”
Sonder continues to strengthen its leadership team, having recently announced the appointments of Katherine Potter as General Counsel and Chad Fletcher as Vice President of Sales. Additionally, Sonder recently announced the appointment of seasoned hospitality executives Tom Buoy and Simon Turner to its Board of Directors.

About Sonder
Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.
To learn more, visit www.sonder.com or follow Sonder on X (Twitter), Instagram or Linkedin.
Download the Sonder app on Apple or Google Play.
Contacts
Media:
press@sonder.com
Investor:
ir@sonder.com